Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Stockholders Approve Board Members At Annual Stockholders’ Meeting

Flemington, NJ, January 17, 2006 – NovaDel Pharma Inc. (AMEX: NVD) announced today that at its annual meeting, stockholders elected six members to its board of directors.

Thomas E. Bonney, Jan H. Egberts, M.D., William F. Hamilton, Ph.D., J. Jay Lobell, Charles Nemeroff, M.D., Ph.D. and Steven B. Ratoff were elected to serve until the 2007 Annual Meeting of Stockholders of NovaDel Pharma Inc. Stockholders also approved the NovaDel Pharma Inc. 2006 Equity Incentive Plan, and ratified the selection of J.H. Cohn LLP by the Audit Committee of the Board, to act as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending July 31, 2006. The Board also elected Jan H. Egberts to the additional post of Chairman of the Board of Directors and named William F. Hamilton, Ph.D. to the newly-created position of Lead Independent Director. In this role, Dr. Hamilton will work with Dr. Egberts in setting the Board’s agenda, chair all executive sessions of the independent directors, and perform a variety of other responsibilities.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc.	Chris Erdman
Michael Spicer	MacDougall Biomedical Communications
Chief Financial Officer	(508) 647-0209 ext. 14
(908) 782-3431 x2550